Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION ANNOUNCES DELAYED
FILING OF ANNUAL REPORT ON 10-K

COMPLETES SALE OF ITS SOUTH AFRICAN PLANT HIRE BUSINESS

ST. LOUIS, MO – March 15, 2006 – Thermadyne Holdings Corporation (OTCBB: THMD) announced today that it has filed a Form 12b-25 to extend the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 until March 31, 2006. The Company also announced completion of the sale process of its South African Plant Rental business on March 9, 2006 with an effective date of January 1, 2006. Plant Rental leases equipment to major industrial projects in the region.

In today’s filing, the company indicated that additional time was required for the company and its auditors to complete the year end work. Specifically, the additional work is related to discontinued operations classification of the recently divested business units - Genset SpA (“Genset”), Soldaduras Soltec Limitada (“Soltec”), and Unique Welding Alloys Rustenburg Proprietary Limited (dba “Plant Rental”) for 2005 and prior years; to properly complete the analysis of accounting for foreign currency and provide the independent auditors with information to complete their audit in this regard; to complete work necessary to support the financial statement consolidation process and to provide additional supporting analysis to the independent auditors in connection with certain subsidiary account balances and their elimination on consolidation for 2005 and prior years.

Because of these reasons, and the increased complexity of completing the year end financial statement closing process, the Company was not able, without unreasonable effort and expense, to complete preparation of its financial statements as of December 31, 2005 and for the year then ended in sufficient time to file its Annual Report on Form 10-K by the March 16, 2006 due date. It is the Company’s intention that the Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date.

The sales of Genset and Soltec were previously announced. In connection with the sale of Plant Hire, the Company received gross proceeds of US$ 4.4 million for its 90% interest in the business. Plant Rental was a successful start-up for Thermadyne, but its business model is significantly different to that of the group. This, and limited potential for growth, were the main reasons for disposition.

Thermadyne used the majority of the sale proceeds to increase its shareholding in its remaining South African businesses to 100%. These businesses, Maxweld & Braze (Pty) Ltd and Thermadyne South Africa (Pty) Ltd. (dba “Unique”), are involved in the purchase and distribution of welding products in South Africa and are considered non-core. As such, the company is continuing its evaluation of these businesses to determine their value to the company and third parties. These businesses continue to show strong growth in sales and profit.

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of core brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, TurboTorch®, and Cigweld®. Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1993 and the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company’s most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission.